FILED PURSUANT TO RULE 424(b)(3)
Registration Statement No.:  33-95562

BEACH FIRST NATIONAL BANCSHARES, INC.


OFFERING OF A MINIMUM OF 525,000 AND A MAXIMUM OF
1,000,000 SHARES OF COMMON STOCK
PAR VALUE $1.00 PER SHARE
PURCHASE PRICE $10.00 PER SHARE


SUPPLEMENT NO. 5 TO PROSPECTUS
DATED OCTOBER 31, 1996, AS
SUPPLEMENTED JANUARY 31, 1996, APRIL 30, 1996,
AUGUST 2, 1996 AND AS AMENDED DECEMBER 1, 1995


     This Supplement No. 5 has been prepared solely for use in conjunction with the Prospectus of Beach First National Bancshares, Inc., a South Carolina corporation (the "Company"), dated September 29, 1995, as supplemented January 31, 1996, April 30, 1996 and August 2, 1996, and as amended December 1, 1995 (the "Prospectus"), pursuant to which a minimum of 525,000 shares and a maximum of 1,000,000 shares of common stock, par value $1.00 per share (the "Common Stock"), is being offered.

     This Supplement No. 5 describes the Company's decision to extend the offering of its Common Stock through December 31, 1996 subject to the Company's right to terminate the offering earlier if it sells all of the shares of Common Stock it is offering pursuant to the Prospectus or if it otherwise determines such termination to be appropriate. As of October 31, 1996, the Company had received subscriptions for 661,562 shares of stock and had received proceeds in the amount of $6,615,620.

     The Company has achieved all conditions to the offering described in the Prospectus, including acceptance of subscriptions for and payment in full of subscription proceeds of in excess of $5,250,000, and therefore the Company has broken escrow. Any subscription proceeds received hereafter but before termination of the offering will not be deposited in escrow, but will be available for immediate use by the Company to fund offering and organizational expenses and for working capital for the Company.

     This Supplement No. 5 is not a summary of information in the Prospectus, and it may not be used except in conjunction with the Prospectus.


     TO THE EXTENT ANY INFORMATION SET FORTH IN THIS SUPPLEMENT NO. 5 IS
INCONSISTENT WITH OR CONTRARY TO THE INFORMATION SET FORTH IN THE PROSPECTUS,
THE INFORMATION SET FORTH HEREIN SHALL SUPERSEDE THE INFORMATION CONTAINED IN
THE PROSPECTUS.  THIS SUPPLEMENT NO. 5 DOES NOT CONTAIN A COMPLETE DESCRIPTION
OF THE TERMS OF THE OFFERING AND INFORMATION RELATING TO THE COMPANY.
PROSPECTIVE INVESTORS SHOULD READ THE PROSPECTUS AND THIS SUPPLEMENT NO. 5 IN
THEIR ENTIRETY PRIOR TO SUBSCRIBING FOR SHARES OF THE COMMON STOCK.


BEACH FIRST NATIONAL BANCSHARES, INC.

The date of this Supplement No. 5 is October 31, 1996.